Exhibit 10.64

RSUs

(U.S. CAREFUSION EMPLOYEES)

ADJUSTMENTS TO CARDINAL HEALTH RESTRICTED SHARE UNITS AND TERMS OF

CAREFUSION RESTRICTED SHARE UNITS

August 31, 2009

As a result of the separation of the clinical and medical products businesses of Cardinal Health, Inc. (“Cardinal Health”) by means of a spin-off of those businesses to Cardinal Health’s shareholders, effective August 31, 2009 (the “Spin-Off”), outstanding restricted share unit awards granted by Cardinal Health to you (the “Cardinal Health RSUs”) pursuant to the terms of Cardinal Health’s 2005 Long-Term Incentive Plan, as amended and restated November 5, 2008 (the “Cardinal LTIP”), and related grant agreements (the “Cardinal Health RSU Agreements”) are being adjusted, as of the effective time of the Spin-Off, as follows:

•

With respect to each outstanding Cardinal Health RSU initially granted to you (i) on or prior to September 26, 2007, (ii) on October 15, 2008, or (iii) on November 17, 2008 that does not vest ratably over three years, (each, a “Pre-2007 Cardinal RSU”), you are receiving a restricted share unit representing the right to receive 0.5 shares of common stock of CareFusion Corporation (each, a “CareFusion RSU”) for each Cardinal Health common share that you have the right to receive under a Pre-2007 Cardinal RSU.

•	Each outstanding Cardinal Health RSU that is not a Pre-2007 Cardinal RSU will be cancelled and a CareFusion RSU will be issued.

Adjustments to Terms of Pre-2007 Cardinal RSUs

Except as described below, your Pre-2007 Cardinal RSU will continue to be governed by (i) your Cardinal Health RSU Agreements, as amended (including the provisions in the agreements relating to “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/Repayment Rules”) and (ii) the Cardinal LTIP. Therefore, among other terms, the extent to which each Pre-2007 Cardinal RSU will vest on and after specific dates will be the same as those set forth in your Cardinal Health RSU Agreements.

Your Pre-2007 Cardinal RSUs have been adjusted in the following ways:

•

For the purposes of vesting of your Pre-2007 Cardinal RSUs and forfeiture of your Pre-2007 Cardinal RSUs on termination of employment under the Cardinal Health RSU Agreements and Cardinal LTIP, your continued employment with CareFusion Corporation (“CareFusion”) or any of its affiliates shall be treated as continued employment with Cardinal Health until you cease to be a full-time employee of CareFusion or any of its affiliates. However, for other purposes with respect to your Pre-2007 Cardinal RSUs, including the provisions in the Cardinal Health RSU Agreements relating to “Triggering Conduct/Competitor Triggering Conduct”, “Special

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Forfeiture/Repayment Rules” and “Holding Periods Requirements.” you will cease to be employed by Cardinal Health when the Spin-Off is effective.

•

In addition to the obligations set forth in the “Triggering Conduct/Competitive Triggering Conduct” and “Special Forfeiture/Repayment Rules” provisions of your Cardinal Health RSU Agreement, your Pre-2007 Cardinal RSUs will also be subject to the “Triggering Conduct/Competitive Triggering Conduct” and “Special Forfeiture/Repayment Rules” provisions set forth on Appendix A attached hereto.

•

Please note that CareFusion and its affiliates are third party beneficiaries of all rights that benefit CareFusion with respect to your Pre-2007 Cardinal RSUs and as a result CareFusion may enforce with full force and effect all terms and conditions that benefit CareFusion with respect to such RSUs.

CareFusion RSUs

Your CareFusion RSUs are granted under, and subject to, the terms and conditions of the CareFusion Corporation 2009 Long-Term Incentive Plan. They are also subject to the terms of the Cardinal Health RSU Agreement for the corresponding Pre-2007 Cardinal RSU (including paragraphs 3 and 4 of the agreement regarding “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/Repayment Rules”) and the Cardinal LTIP, which have been adjusted and restated on Appendix B attached hereto for purposes of applying them to your CareFusion RSUs and have been approved by the Human Resources and Compensation Committees of Cardinal Health and CareFusion. Please note that Cardinal Health and its affiliates are third party beneficiaries of all rights that benefit Cardinal Health with respect to your CareFusion RSUs and as a result Cardinal Health may enforce with full force and effect all terms and conditions that benefit Cardinal Health with respect to such RSUs.

RSUs

(U.S. CAREFUSION EMPLOYEES)

Appendix A

1. Triggering Conduct/Competitor Triggering Conduct.

(a) For so long as you are an employee of the CareFusion Group (as defined below) and for three (3) years following the termination of your full-time employment by CareFusion or one of its affiliates regardless of the reason, in addition to the events set forth in your Cardinal Health RSU Agreement, “Triggering Conduct” shall include:

(i) other than in the performance of duties assigned by the CareFusion Group, disclosing or using in any capacity any confidential information, trade secrets or other business sensitive information or material concerning the CareFusion Group;

(ii) a violation of policies of the CareFusion Group, including, but not limited to, conduct which would constitute a breach of any certificate of compliance or similar attestation/certification signed by you;

(iii) directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is an employee, representative, officer or director of the CareFusion Group at any time within the 12 months prior to your Termination of Employment;

(iv) any action by you and/or your representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the CareFusion Group and any of its customers, potential customers, vendors and/or suppliers that were known to you; and

(v) breaching any provision of any employment or severance agreement with a member of the CareFusion Group; and

(b) For so long as you are an employee of the CareFusion Group (as defined below) and for one (1) year following the termination of your full-time employment by CareFusion or one of its affiliates regardless of the reason, in addition to the events set forth in your Cardinal Health RSU Agreement, “Competitor Triggering Conduct” shall include accepting employment with, or serving as a consultant or advisor or in any other capacity to, an entity that is in competition with the business conducted by any member of the CareFusion Group (a “CareFusion Competitor”), including, but not limited to, employment or another business relationship with any CareFusion Competitor if you have been introduced to trade secrets, confidential information or business sensitive information during your employment with the CareFusion Group and such information would aid the CareFusion Competitor because the threat of disclosure of such information is so great that, for purposes of these obligations, it must be assumed that such disclosure would occur.

For purposes of these obligations, “CareFusion Group” means CareFusion Corporation and any subsidiary or other entity that is directly or indirectly controlled by CareFusion Corporation or any entity in which CareFusion Corporation has a significant ownership interest as determined by the administrator of the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended and restated effective as of November 5, 2008.

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(U.S. CAREFUSION EMPLOYEES)

2. Special Forfeiture/Repayment Rules. You shall remain subject to the terms set forth in the “Special Forfeiture/Repayment Rules” provision of your Cardinal Health RSU Agreement(s), subject to the following adjustments:

(a) All references to “Cardinal Competitor” that appear therein shall also refer to “CareFusion Competitor” (as defined in Section 1 of this Appendix A);

(b) All references to the “Cardinal Group” that appear therein shall also refer to the “CareFusion Group” (as defined in Section 1 of this Appendix A); and

(c) With respect to calculating the length of the Look-Back Period in the event that you engage only in Competitor Triggering Conduct as described in Section 1(b) of this Appendix A, the Look-Back Period shall be shortened to exclude any period more than one (1) year prior to the effective time of the Spin-Off, but include any period between the effective time of the Spin-Off and engagement in Competitor Triggering Conduct.

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(U.S. CAREFUSION EMPLOYEES)

Appendix B

CAREFUSION CORPORATION

RESTRICTED SHARE UNITS TERMS AND CONDITIONS

These Restricted Share Units Terms and Conditions (the “Terms”) adjust and restate the terms that apply to the Cardinal Health RSUs (as defined below) for purposes of applying such terms to the restricted share units (the “CareFusion RSUs”) granted to Awardee by CareFusion Corporation (the “Company”) under the CareFusion Corporation 2009 Long-Term Incentive Plan (the “Plan”) as a result of the separation of the clinical and medical products businesses of Cardinal Health, Inc. (“Cardinal Health”) by means of a spin-off of at least 80.1% of the outstanding common stock of the Company to Cardinal Health’s shareholders, effective on August 31, 2009 (the “Spin-Off”). These Terms, together with the RSU Terms (as defined below) and the Plan, shall govern the CareFusion RSUs. The CareFusion RSUs are Replacement Awards under the Plan.

The “Number of Shares” that are covered by the CareFusion RSUs constitute the RSU terms (the “RSU Terms”) and can be found on the website of the Company’s third-party equity plan administrator. The extent to which the CareFusion RSUs shall vest on and after specific dates (the “Vesting Date(s)”), subject in each case to the provisions of these Terms, including those relating to Awardee’s continued employment with the Company and its Affiliates (collectively, the “CareFusion Group”), is the same as set forth in Awardee’s award agreement (the “Cardinal Health RSU Agreement”) for the restricted share units granted to Awardee by Cardinal Health or one of its Affiliates (the “Cardinal Health RSUs”) on the grant date specified in the Cardinal Health RSU Agreement (the “Pre-Spin Grant Date”).

Capitalized terms used in these Terms which are not specifically defined herein will have the meanings ascribed to such terms in the Plan.

1. Transferability. The CareFusion RSUs shall not be transferable.

2. Termination of Employment.

(a) General. Except as set forth below, if a Termination of Employment occurs prior to the vesting of the CareFusion RSUs, such CareFusion RSUs shall be forfeited by Awardee.

(b) Death and Disability. If a Termination of Employment occurs prior to the vesting in full of the CareFusion RSUs by reason of Awardee’s death or Disability, but at least six (6) months from the Pre-Spin Grant Date, then any unvested CareFusion RSUs shall immediately vest in full and shall not be forfeited.

(c) Retirement. If a Termination of Employment occurs prior to the vesting in full of the CareFusion RSUs by reason of Awardee’s Retirement, but at least six (6) months from the Pre-Spin Grant Date, then a Ratable Portion of each installment of the CareFusion RSUs that would have vested on each future Vesting Date shall immediately vest and not be forfeited. Such Ratable Portion shall, with respect to the applicable installment, be an amount equal to such installment of the CareFusion RSUs scheduled to vest on the applicable Vesting Date multiplied by a fraction, the numerator of which shall be the number of days from the Pre-Spin Grant Date through the date of such termination, and the denominator of which shall be the number of days

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(U.S. CAREFUSION EMPLOYEES)

from the Pre-Spin Grant Date through such Vesting Date. For purposes of these Terms and this Award under the Plan, “Retirement” shall refer to Age 55 Retirement, which means Termination of Employment (other than by reason of death or Disability and other than in the event of Termination for Cause) by an Employee of the CareFusion Group (i) after attaining age fifty-five (55) and (ii) having at least ten (10) years of continuous service with the CareFusion Group, Cardinal Health and its Affiliates, or such other Affiliates prior to the time that such Affiliate became an Affiliate of the Company or Cardinal Health. For purposes of the age and/or service requirement, the Administrator may, in its discretion, credit a Participant with additional age and/or years of service.

3. Triggering Conduct/Competitor Triggering Conduct.

(a) As used in these Terms, “Triggering Conduct” shall include the following:

(i) for so long as Awardee is an employee of the CareFusion Group and for three (3) years following Termination of Employment, regardless of the reason,

(A) other than in the performance of duties assigned by the CareFusion Group, disclosing or using in any capacity any confidential information, trade secrets or other business sensitive information or material concerning the CareFusion Group;

(B) a violation of policies of the CareFusion Group, including, but not limited to, conduct which would constitute a breach of any certificate of compliance or similar attestation/certification signed by Awardee;

(C) directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is an employee, representative, officer or director of the CareFusion Group at any time within the 12 months prior to Awardee’s Termination of Employment;

(D) any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the CareFusion Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee; and

(E) breaching any provision of any employment or severance agreement with a member of the CareFusion Group; and

(ii) for three (3) years following the effective time of the Spin-Off,

(A) other than in the performance of duties assigned by the CareFusion Group, disclosing or using in any capacity any confidential information, trade secrets or other business sensitive information or material concerning the Cardinal Group;

(B) a violation of policies of the Cardinal Group that were in effect prior to the effective time of the Spin-Off, including, but not limited to, conduct

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which would constitute a breach of any certificate of compliance or similar attestation/certification signed by Awardee;

(C) other than in the performance of duties assigned by the CareFusion Group, directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is an employee, representative, officer or director of the Cardinal Group at any time within the 12 months prior to the effective time of the Spin-Off; and

(D) other than in the performance of duties assigned by the CareFusion Group, any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee.

For purposes of these Terms, “Cardinal Group” means Cardinal Health, any Subsidiary or other entity that is directly or indirectly controlled by Cardinal Health or any entity in which Cardinal Health has a significant ownership interest as determined by the Administrator, and any businesses that were owned by Cardinal Health prior to the effective time of the Spin-Off.

(b) As used in these Terms, “Competitor Triggering Conduct” shall include:

(i) during Awardee’s employment or within one (1) year following Awardee’s Termination of Employment, accepting employment with, or serving as a consultant or advisor or in any other capacity to, an entity that is in competition with the business conducted by any member of the CareFusion Group (a “CareFusion Competitor”), including, but not limited to, employment or another business relationship with any CareFusion Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s employment with the CareFusion Group and such information would aid the CareFusion Competitor because the threat of disclosure of such information is so great that, for purposes of these Terms, it must be assumed that such disclosure would occur; and

(ii) within one (1) year following the effective time of the Spin-Off, other than in the performance of duties assigned by the CareFusion Group, accepting employment with, or serving as a consultant or advisor or in any other capacity to, an entity that is in competition with the business conducted by any member of the Cardinal Group (a “Cardinal Competitor”), including, but not limited to, employment or another business relationship with any Cardinal Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s employment with the Cardinal Group with respect to the businesses that comprised the Cardinal Group prior to the effective time of the Spin-Off and such information would aid the Cardinal Competitor because the threat of disclosure of such information is so great that, for purposes of these Terms, it must be assumed that such disclosure would occur.

RSUs

(U.S. CAREFUSION EMPLOYEES)

4. Special Forfeiture/Repayment Rules. Awardee agrees not to engage in Triggering Conduct during the applicable time periods set forth in paragraph 3 hereof. If Awardee engages in Triggering Conduct or Competitor Triggering Conduct during the applicable time periods set forth in paragraph 3, then:

(a) the CareFusion RSUs that have not yet vested or that vested within the Look-Back Period (as defined below) with respect to such Triggering Conduct or Competitor Triggering Conduct and have not yet been settled by a payment pursuant to paragraph 6 hereof shall immediately and automatically terminate, be forfeited, and shall cease to exist; and

(b) Awardee shall, within thirty (30) days following written notice from the Company, pay to the Company an amount equal to (i) the aggregate gross gain realized or obtained by Awardee resulting from the settlement of all CareFusion RSUs pursuant to paragraph 6 hereof measured as of the settlement date (i.e., the market value of the CareFusion RSUs on such settlement date), that have already been settled and that had vested at any time within three (3) years prior to the Triggering Conduct (the “Look-Back Period”), minus (ii) $1.00. If Awardee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one (1) year prior to Awardee’s Termination of Employment (or, in the case of Competitor Triggering Conduct as defined in paragraph 3(b)(ii) above, one (1) year prior to the effective time of the Spin-Off), but include any period between the time of Termination of Employment or the effective time of the Spin-Off, as applicable, and the time of engagement in Competitor Triggering Conduct. Awardee may be released from Awardee’s obligations under this paragraph 4 if and only if the Administrator (or its duly appointed designee) and a duly authorized representative of Cardinal Health determine, in writing and in their sole discretion, that such action is in the best interests of both Cardinal Health and the Company. Nothing in this paragraph 4 constitutes a so-called “noncompete” covenant. This paragraph 4 does, however, prohibit certain conduct while Awardee is associated with either the Cardinal Group or the CareFusion Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by these Terms under certain circumstances, including, but not limited to, Awardee’s acceptance of employment with a CareFusion Competitor or a Cardinal Competitor. Awardee agrees to provide the Company with at least ten (10) days’ written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a CareFusion Competitor or a Cardinal Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this paragraph 4 and Awardee’s continuing obligations contained herein. No provisions of these Terms shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Awardee may be a party, including, but not limited to, any certificate of compliance or similar attestation/certification signed by Awardee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in these Terms, the provisions of these Terms shall take precedence and such other inconsistent provisions shall be null and void. Awardee has acknowledged and agreed that these restrictions are for the benefit of Cardinal Health in consideration of Awardee’s receipt of the Cardinal Health RSUs, in consideration of employment, in consideration of exposing Awardee to Cardinal Health’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee has further acknowledged that the receipt of the Cardinal Health RSUs and the execution of the Cardinal Health RSU Agreements were voluntary actions on the part of Awardee and that Cardinal Health would have been unwilling to provide the Cardinal Health RSUs to Awardee without including the restrictions and covenants of Awardee set forth above. Further, Awardee and Cardinal Health have agreed and acknowledged that the provisions contained in paragraphs 3 and 4 are ancillary to, or part of, an otherwise enforceable agreement at the time the Cardinal Health RSU Agreements were made.

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5. Change of Control. Notwithstanding anything herein to the contrary, (a) in the event a Change of Control occurs (i.e., a Change of Control occurs with respect to the Company), then the provisions of Section 16(b) of the Plan shall not apply and the CareFusion RSUs shall continue to vest in accordance with the terms set forth herein and (b) in the event a “change of control” (as defined in the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended and restated effective as of November 5, 2008) occurs with respect to Cardinal Health, on the date that such “change of control” occurs, the restrictions applicable to any unvested CareFusion RSUs shall lapse and the Award shall be fully vested.

6. Payment. Awardee will be entitled to receive from the Company (without any payment on Awardee’s behalf other than as described in Paragraph 11) the Shares represented by such CareFusion RSUs at the same time as Awardee is or would have been entitled to receive Cardinal Health common shares represented by the Cardinal Health RSUs.

7. Dividend Equivalents. Awardee shall not receive cash dividends on the CareFusion RSUs, but instead shall, with respect to each CareFusion RSU, receive a cash payment from the Company on each cash dividend payment date with respect to the Shares with a record date between the effective time of the Spin-Off and the settlement of such unit pursuant to paragraph 6, with such cash payment to be in an amount equal to the dividend that would have been paid on the Common Share represented by such unit. Cash payments on each cash dividend payment date with respect to the Shares with a record date prior to a Vesting Date shall be accrued until the Vesting Date and paid thereon (subject to the same vesting requirements as the underlying CareFusion RSUs). In addition, if (a) the CareFusion RSUs replace one or more Cardinal Health RSUs that were canceled and (b) Awardee was entitled to one or more cash dividend equivalent payments under the Cardinal Health RSUs that had not been paid prior to the effective time of the Spin-Off because the Cardinal Health RSUs had not yet vested, then the Company shall pay such cash payments on the Vesting Date.

8. Holding Period Requirement. If Awardee was classified as an “officer” of Cardinal Health within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, on the Pre-Spin Grant Date, then, as a condition to receipt of the CareFusion RSUs, Awardee has agreed to hold, until the first anniversary of the applicable Vesting Date (or, if earlier, the date of Awardee’s Termination of Employment), the Shares issued pursuant to settlement of such units (less any portion thereof withheld in order to satisfy all applicable federal, state, local or foreign income, employment or other tax).

9. Right of Set-Off. By having accepted the Cardinal Health RSUs, Awardee has agreed that, so long as the amounts are not treated as “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, (a) any amounts Awardee owes from time to time to any member of the Cardinal Group with respect to the CareFusion RSUs may be deducted from, and set-off against, any amounts owed to Awardee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) and (b) any amounts Awardee owes from time to time to any member of the CareFusion Group with respect to the CareFusion RSUs may be deducted from, and set-off against, any amounts owed to Awardee by any member of the CareFusion Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits).

10. No Shareholder Rights. Awardee shall have no rights of a shareholder with respect to the CareFusion RSUs, including, without limitation, the right to vote the Shares represented by the CareFusion RSUs.

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(U.S. CAREFUSION EMPLOYEES)

11. Withholding Tax.

(a) Generally. Awardee is liable and responsible for all taxes owed in connection with the CareFusion RSUs (including taxes owed with respect to the cash payments described in paragraph 7 hereof), regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the CareFusion RSUs. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the CareFusion RSUs or the subsequent sale of Shares issuable pursuant to the CareFusion RSUs. The Company does not commit and is under no obligation to structure the CareFusion RSUs to reduce or eliminate Awardee’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the CareFusion RSUs (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Awardee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligations in a manner acceptable to the Company. Unless Awardee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, by accepting the grant of Cardinal Health RSUs, Awardee has authorized the Company to withhold on Awardee’s behalf the number of Shares from those Shares issuable pursuant to Awardee at the time when the CareFusion RSUs become vested and payable as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld shall not exceed the minimum required by Applicable Law and regulations. The Company shall have the right to deduct from all cash payments paid pursuant to paragraph 7 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

12. Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. The CareFusion RSUs are governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. Awardee has agreed that the laws of the State of Ohio bear a substantial relationship to the Cardinal Health RSUs and that the benefits granted therein, and thus the CareFusion RSUs and the benefits granted thereunder, would not be granted without their governance by the laws of the State of Ohio. In addition, all legal actions or proceedings relevant to the CareFusion RSUs will be brought exclusively in state or federal courts located in Franklin County, Ohio, and Awardee has consented to the personal jurisdiction of such courts. Awardee has acknowledged that the terms relating to Triggering Conduct, Competitor Triggering Conduct and special forfeiture and repayment rules set forth above are reasonable in nature, are fundamental for the protection of legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living in any capacity that does not violate such terms. In the event of any violation by Awardee of any such covenants, immediate and irreparable injury for which there is no adequate remedy at law will result. In the event of any violation or attempted violations of these restrictions and covenants, the Cardinal Group or the CareFusion Group, as the case may be, will be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, waiving any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to any other rights and remedies afforded the Cardinal Group or CareFusion Group, as the case may be, hereunder or by law. In the event that it becomes necessary for the Cardinal Group or CareFusion Group to institute legal proceedings

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under Awardee’s CareFusion RSUs, Awardee will be responsible for all costs and reasonable legal fees with regard to such proceedings. Any term relating to the CareFusion RSUs which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such term, without invalidating or rendering unenforceable the remaining terms.

13. Action by the Administrator. The interpretation of these Terms shall rest exclusively and completely within the sole discretion of the Administrator. Awardee shall be bound by the decisions of the Administrator with regard to the interpretation of these Terms and with regard to any and all matters set forth in these Terms. The Administrator may delegate its functions under these Terms to an officer of the CareFusion Group designated by the Administrator (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Administrator or its designee may rely upon documents, written statements of the parties or such other material as the Administrator or its designee deems appropriate. Awardee shall not have any right to be heard or to appear before the Administrator or its designee and any decision of the Administrator or its designee relating to these Terms, including without limitation whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

14. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the CareFusion RSUs or future Awards that may be granted under the Plan by electronic means. Awardee has consented to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of RSU grants and the execution of RSU agreements through electronic signature.

15. Notices. All notices, requests, consents and other communications by Awardee to the Company with respect to the CareFusion RSUs are to be delivered to the Company in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

CareFusion Corporation

3750 Torrey View Court

San Diego, CA 92130

Attention: Compensation and Benefits Administrator

Facsimile: 858-617-2300

All notices, requests consents and other communications by the Company to Awardee with respect to the CareFusion RSUs to be delivered to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to Awardee.

16. Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that, (a) prior to the effective time of the Spin-Off, (i) was approved by the Human Resources and Compensation Committee of Cardinal Health or the Board of Directors of Cardinal Health or (ii) was approved in writing by an officer of Cardinal Health pursuant to delegated authority of the Human Resources and Compensation Committee of Cardinal Health or (b)(i) was approved by the Human Resources and Compensation Committee of the Company or the Board or (ii) was approved in writing by an officer of the Company pursuant to delegated authority of the Human Resources and Compensation Committee of the Company, provides for greater benefits to Awardee, with respect to vesting of all or a portion of the Cardinal Health RSUs or CareFusion RSUs on Termination of Employment by reason of specified events, than provided in these Terms or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Cardinal Health RSUs or CareFusion RSUs on Termination of Employment by reason of such specified events shall supersede the terms hereof in respect of all or a comparable portion of the CareFusion RSUs to the extent permitted by the terms of the Plan.